Exhibit 99.1

AlphaTime Acquisition Corp Announces the Separate Trading of its Ordinary Shares, Warrants
and Rights Commencing January 19, 2023

New York, NY – January 18, 2023 – AlphaTime Acquisition Corp (the “Company”) announced that, commencing January 19, 2023, holders of the 6,900,000 units sold in the Company’s initial public offering, including the 900,000 units sold pursuant to the full exercise of the underwriters’ over-allotment option, may elect to separately trade the ordinary shares, warrants and rights included in the units. Any units not separated will continue to trade on The Nasdaq Global Market (the “Nasdaq”) under the symbol “ATMCU,” and the separated ordinary shares, warrants and rights are expected to trade on the Nasdaq under the symbols “ATMC,” “ATMCW” and “ATMCR,” respectively. Holders of units will need to have their brokers contact American Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares, warrants and rights.

The units were initially offered by the Company in an underwritten offering. Chardan Capital Markets, LLC (“Chardan”) acted as sole book-running manager of the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on December 30, 2022.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About AlphaTime Acquisition Corp

The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company will not be limited to a particular industry or geographic region in its identification and acquisition of a target company, the Company intends to focus its search on businesses throughout Asia.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated separation of the units into ordinary shares, warrants and rights. No assurance can be given that the units will be separated as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus relating to the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Taylor Zhang
Email: taylorzhang@irimpact.com
203-998-5540